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For immediate release

Bell confirms it will ask federal Cabinet to issue direction to CRTC

•	Broadcasting Act allows Cabinet to issue policy direction to CRTC

•	Bell to ask Cabinet to direct CRTC to follow its own rules, will reapply for approval of Astral transaction

MONTRéAL, October 19, 2012 – BCE Inc. (Bell) today confirmed that it is asking the federal Cabinet to take action to address the CRTC’s shocking decision to completely ignore its own rules and policies in rejecting in its entirety Bell’s acquisition of Astral Media.

Bell will file a request that Cabinet issue a policy direction to the CRTC under Section 7 of the Broadcasting Act, requiring the Commission to follow its already in-place policies when reviewing change of control transactions in broadcasting. With such a policy direction in place, Bell would then re-submit its application for approval of the Astral transaction.

“The Broadcasting Act explicitly empowers the Cabinet to issue directions to the CRTC on broad policy matters,” said Mirko Bibic, Bell’s Chief Legal and Regulatory Officer. “A commission that relies on a 35-year-old working paper to justify rejecting outright the Astral deal, rather than its own policy established in 2008, clearly needs guidance on the broadest of policy matters.”

Bell’s proposed acquisition of Astral was guided by, and complies with, the CRTC’s 2008 Diversity of Voices regulatory policy, which specifically stated that it would approve broadcasting transactions resulting in a company controlling less than 35% of total TV audience share. Bell and Astral combined would have an English-language TV market share of 33.5%, and just 24.4% of the French-language TV market, both well within the rules.

Yet the CRTC’s decision instead quotes a working paper from 1978, a single application from 1986 and a 1989 public notice to justify its rejection of the Bell-Astral transaction in 2012. Such unpredictable and arbitrary decision-making leaves Canadian businesses with little confidence in the policy framework they rely on to make investment decisions.

“It sets a dangerous precedent if government agencies are left to pick and choose the rules they follow, with many potential consequences not just for the broadcasting industry but for the Canadian financial system and indeed all Canadians,” said Mr. Bibic. “Under the circumstances, it is incumbent on those we elect to ensure that agencies they oversee exercise the power available to them appropriately.”

On Monday, October 22, Bell will submit to the Cabinet a formal request that it expeditiously issue a policy direction to the CRTC under Section 7 of the Broadcasting Act. Once the CRTC has been directed to follow its Diversity of Voices policy when reviewing change of control transactions, Bell will re-file its application to acquire Astral.

About Bell
Headquartered in Montréal since its founding in 1880, Bell is Canada’s largest communications company, providing consumers and business with solutions to all their communications needs. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media. Bell is wholly owned by Montréal’s BCE Inc. (TSX, NYSE: BCE). For more information, please visit Bell.ca.

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The Bell Mental Health Initiative is a multi-year charitable program that promotes mental health across Canada via the Bell Let’s Talk anti-stigma campaign and support for community care, research and workplace best practices. To learn more, please visit Bell.ca/LetsTalk.

For more information, please contact:

Jacqueline Michelis
Bell Media Relations
1 855 785-1427
Jacqueline.michelis@bell.ca

Thane Fotopoulos
BCE Investor Relations
(514) 870-4619
thane.fotopoulos@bell.ca

Caution Concerning Forward-Looking Statements
Certain statements made in this news release, including, but not limited to, statements relating to the proposed acquisition by BCE Inc. of Astral Media Inc. and other statements that are not historical facts, are forward-looking. Forward-looking statements, by their very nature, are subject to inherent risks, uncertainties and assumptions which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements.
The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed transaction referred to above. Readers are cautioned that such information may not be appropriate for other purposes. For additional information with respect to certain of these and other assumptions and risks, please refer to BCE Inc.’s 2012 First Quarter MD&A dated May 2, 2012, filed by BCE Inc. with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov). This document is also available on BCE Inc.’s website at www.bce.ca.